Exhibit 3.1

SIXTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HUBSPOT, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

HubSpot, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is HubSpot, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on June 7, 2007 under the name HubSpot, Inc., and the original Certificate of Incorporation (“Original Certificate of Incorporation”) was filed by the Corporation with the Secretary of State of Delaware on June 7, 2007. The Original Certificate of Incorporation was amended and restated in its entirety by the filing with the Secretary of State of the State of Delaware (i) that certain Amended and Restated Certificate of Incorporation on July 26, 2007, (ii) that certain Second Amended and Restated Certificate of Incorporation on May 1, 2008, (iii) that certain Third Amended and Restated Certificate of Incorporation on October 14, 2009, (iv) that certain Fourth Amended and Restated Certificate of Incorporation on March 3, 2011, and (v) that certain Fifth Amended and Restated Certificate of Incorporation on June 15, 2011 (the “Fifth Amended and Restated Certificate of Incorporation”). This Sixth Amended and Restated Certificate of Incorporation, as amended from time to time, is referred to as the “Sixth Amended and Restated Certificate of Incorporation”.

2. That the Board of Directors duly adopted resolutions proposing to restate the Fifth Amended and Restated Certificate of Incorporation, as amended, of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Fifth Amended and Restated Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is HubSpot, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) One Hundred Million (100,000,000) shares of Common Stock, $0.001 par value per share (“Common Stock”), (ii) Fifty-Nine Million Four Hundred Forty-Four Thousand One Hundred Thirty-Five (59,444,135) shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”) of which (a) Thirteen Million Six Hundred Eighty-Seven Thousand Four Hundred Ninety-Five (13,687,495) shares shall be designated Series A Convertible Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”); (b) Fourteen Million Three Hundred Thirteen Thousand One Hundred Ninety-Two (14,313,192) shares shall be designated Series B Convertible Preferred Stock, $0.001 par value per share (the “Series B Preferred Stock”); (c) Twelve Million Nine Hundred Forty-Nine Thousand Six Hundred Seventy (12,949,670) shares shall be designated Series C Convertible Preferred Stock, $0.001 par value per share (the “Series C Preferred Stock”); (d) Seven Million Six Hundred Thirty-Four Thousand Four Hundred Ninety-Seven (7,634,497) shares shall be designated Series D Convertible Preferred Stock, $0.001 par value per share (the “Series D Preferred Stock”); (e) Three Million Seven Hundred Thirty-Seven Thousand Twenty-Eight (3,737,028) shares shall be designated Series D-1 Convertible Preferred Stock, $0.001 par value per share (the “Series D-1 Preferred Stock”); and (f) Seven Million One Hundred Twenty-Two Thousand Two Hundred Fifty-Three (7,122,253) shares shall be designated Series E Convertible Preferred Stock, $0.001 par value per share (the “Series E Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation. Unless otherwise indicated, references to “Sections” or “Subsections” in this Article refer to sections and subsections of this Article Fourth.

A. COMMON STOCK

1. General.

The voting and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein and as may be designated by resolution of the Board of Directors with respect to any series of Preferred Stock as authorized herein.

2. Voting.

(a) General. The holders of the Common Stock are entitled to one (1) vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Sixth Amended and Restated Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Sixth Amended and Restated Certificate of Incorporation or pursuant to the General Corporation Law. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by this Sixth Amended and Restated Certificate of Incorporation) the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

(b) Election of Directors. The holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation (the “Common Directors”). Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. Except as provided in this Section A.2(b) and Section B.3(b), the holders of record of the shares of Common Stock and of the Preferred Stock, exclusively and voting together as a single class (on an as-converted basis), shall be entitled to elect all other directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. A vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Sixth Amended and Restated Certificate of Incorporation.

B. PREFERRED STOCK

The Preferred Stock shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations, as applicable.

1. Dividend Provisions. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Sixth Amended and Restated Certificate of Incorporation) the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Preferred Stock as would equal the product of (a) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (b) the number of shares of Common Stock issuable upon conversion of a share of such class or series of Preferred Stock, and in each case calculated on the record date for determination of holders entitled to receive such dividend; provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Preferred Stock dividend. The “Series A Original Issue Price” shall mean $0.4109418 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock. The “Series B Original Issue Price” shall mean $0.8383874 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock. The “Series C Original Issue Price” shall mean $1.270931 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock. The “Series D Original Issue Price” shall mean $2.816165 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D Preferred Stock. The “Series D-1 Original Issue Price” shall mean $1.772799 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D-1 Preferred Stock. The “Series E Original Issue Price” shall mean $5.6162 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series E Preferred Stock.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

(a) Payments to Holders of Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up or Deemed Liquidation Event of the Corporation, the holders of shares of Series E Preferred Stock then outstanding shall be entitled to be paid out of the assets available for distribution to the Corporation’s stockholders, before any payment shall be made to the holders of any other series of Preferred Stock or the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Preferred Stock (such Common stock and other junior stock being collectively referred to as “Junior Stock”) by reason of their ownership thereof, an amount per share of Series E Preferred Stock equal to the greater of: (x) the Series E Original Issue Price, plus any dividends declared but unpaid thereon, and (y) the amount per share that would be paid out of the assets available for distribution had such shares of Series E Preferred Stock been converted into shares of Common Stock in accordance with Section B.4(a) at the then-effective Series E Conversion Price (all such payments in the aggregate being referred to herein as the “Series E Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation, the assets available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series E Preferred Stock the full portion of the Series E Liquidation Amount to which they shall be entitled, the holders of shares of Series E Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series E Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b) In the event of any voluntary or involuntary liquidation, dissolution, or winding up or Deemed Liquidation Event of the Corporation, after the payment of the Series E Liquidation Amount required to be paid to the holders of shares of Series E Preferred Stock, the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Series D-1 Preferred Stock shall be entitled to receive prior and in preference to any distribution to holders of Junior Stock and pari passu with each other, the following amounts:

(i) with respect to each share of Series A Preferred Stock, an amount equal to the greater of: (x) the Series A Original Issue Price plus all declared but unpaid dividends thereon, and (y) the amount per share that would be paid out of the assets available for distribution had such shares of Series A Preferred Stock been converted into shares of Common Stock in accordance with Section B.4(a) at the then effective Series A Conversion Price (as defined below) (all such payments in the aggregate being referred to in this Section B.2(b)(i) as the “Series A Liquidation Amount”);

(ii) with respect to each share of Series B Preferred Stock, an amount equal to the greater of: (x) the Series B Original Issue Price plus all declared but unpaid dividends thereon, and (y) the amount per share that would be paid out of the assets available for distribution had such shares of Series B Preferred Stock been converted into shares of Common Stock in accordance with Section B.4(a) at the then effective Series B Conversion Price (as defined below) (all such payments in the aggregate being referred to in this Section B.2(b)(ii) as the “Series B Liquidation Amount”);

(iii) with respect to each share of Series C Preferred Stock, an amount equal to the greater of: (x) the Series C Original Issue Price plus all declared but unpaid dividends thereon, and (y) the amount per share that would be paid out of the assets available for distribution had such shares of Series C Preferred Stock been converted into shares of Common Stock in accordance with Section B.4(a) at the then effective Series C Conversion Price (as defined below) (all such payments in the aggregate being referred to in this Section B.2(b)(iii) as the “Series C Liquidation Amount”);

(iv) with respect to each share of Series D Preferred Stock, an amount equal to the greater of: (x) the Series D Original Issue Price plus all declared but unpaid dividends thereon, and (y) the amount per share that would be paid out of the assets available for distribution had such shares of Series D Preferred Stock been converted into shares of Common Stock in accordance with Section B.4(a) at the then effective Series D Conversion Price (as defined below) (all such payments in the aggregate being referred to in this Section B.2(b)(iv) as the “Series D Liquidation Amount”); and

(v) With respect to each share of Series D-1 Preferred Stock, an amount equal to the greater of: (x) the Series D-1 Original Issue Price plus all declared but unpaid dividends thereon, and (y) the amount per share that would be paid out of the assets available for distribution had such shares of Series D-1 Preferred Stock been converted into shares of Common Stock in accordance with Section B.4(a) at the effective Series D-1 Conversion Price (as defined below) (all such payments in the aggregate being referred to in this Section B.2(b)(v) as the “Series D-1 Liquidation Amount”).

If upon any such liquidation, dissolution or winding up of the Corporation, the assets available for distribution to the holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Series D-1 Preferred Stock shall be insufficient to pay such holders the full Series A Liquidation Amount, Series B Liquidation Amount, Series C Liquidation Amount, Series D Liquidation Amount, and Series D-1 Liquidation Amount to which they are entitled, the holders of such shares shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Series D-1 Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(c) Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution, winding up, or Deemed Liquidation Event of the Corporation, after the payment of all preferential amounts required to be paid to the holders of Preferred Stock, the remaining assets available for distribution to the Corporation’s stockholders shall be distributed among the holders of the shares of Common Stock, pro rata based on the number of shares held by each such holder.

(d) Deemed Liquidation Events.

(i) The following events shall be deemed to be a liquidation of the Corporation for purposes of this Section B.2 (a “Deemed Liquidation Event”), unless the holders of at least Sixty-Five percent (65%) of the then outstanding shares of Preferred Stock (voting together as a single class on an as-converted to Common Stock basis) (the “Requisite Investors”) elect otherwise by written notice given to the Corporation at least five (5) days prior to the effective date of any such event, provided, however; that if such election would result in the holders of the Series E Preferred Stock receiving a per share amount less than the Series E Liquidation Amount, then such election shall also require the consent of the holders of a majority of the Series E Preferred Stock by written notice given to the Corporation at least five (5) days prior to the effective date of any such event:

(A) a merger or consolidation in which

(I)	the Corporation is a constituent party or

(II)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted or exchanged for shares of capital stock which represent, immediately following such merger or consolidation at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Section B.2(d)(i), all shares of Common Stock issuable upon exercise of Options (as defined below) outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged);

(B) the direct or indirect sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation; or

(C) A transaction or series of related transactions resulting in the sale of all or substantially all of the outstanding stock of the Corporation, including pursuant to a tender offer to the holders of the Corporation’s stock.

(ii) The Corporation shall not have the power to effect any transaction constituting a Deemed Liquidation Event pursuant to Section B.2(d)(i)(A)(I) above unless the agreement or plan of merger or consolidation provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections B.2(a) and B.2(b) above.

(iii) In the event of a Deemed Liquidation Event pursuant to Section B.2(d)(i)(A)(II) or (B) above, if the Corporation does not effect a distribution of the proceeds from a Deemed Liquidation Event within sixty (60) days after such Deemed Liquidation Event, then (A) the Corporation shall deliver a written notice to each holder of Preferred Stock no later than the sixtieth (60th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of such shares of Preferred Stock, and (B) if Requisite Investors so request in a written instrument delivered to the Corporation not later than seventy-five (75) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation) (the “Net Proceeds”) to redeem, to the extent legally available therefor, on the ninetieth (90th) day after such Deemed Liquidation Event (the “Liquidation Redemption Date”), all outstanding shares of Preferred Stock at a price per share equal to the Series A Liquidation Amount, Series B Liquidation Amount, Series C Liquidation Amount, Series D Liquidation Amount, Series D-1 Liquidation Amount, or Series E Liquidation Amount, as applicable. In the event of a redemption pursuant to the preceding sentence, if the Net Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, or if the Corporation does not have sufficient lawfully available funds to effect such redemption, the Corporation shall first redeem the Series E Preferred Stock in full, and then shall redeem a pro rata portion of each holder’s shares of Preferred Stock on a pari passu basis among the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock and, to the fullest extent of such Net Proceeds or such lawfully available funds, as the case may be, and, where such redemption is limited by the amount of lawfully available funds, the Corporation shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. The provisions of Sections B.6(d) through 6(f) below shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Preferred Stock pursuant to this Section B.2(d)(iii). Prior to the distribution or redemption provided for in this Section B.2(d)(iii), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in the ordinary course of business.

(iv) The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation (including the Series A-B Directors, as defined below).

(e) Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2(a), 2(b), and 2(c) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2(a), 2(b), and 2(c) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 2(e), consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

3. Voting.

(a) General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the provisions of Section A.2(b) above and Section B.3(b) and Section B.3(c) below, holders of Preferred Stock shall vote together with the holders of Common Stock, and with the holders of any other series of Preferred Stock the terms of which so provide, as a single class (on an as-converted basis).

(b) Election of Directors. The holders of record of the shares of Series A Preferred Stock, exclusively and as a single class, shall be entitled to elect one (1) director of the Corporation (the “Series A Director”). The holders of record of the shares of Series B Preferred

Stock, exclusively and as a single class, shall be entitled to elect one (1) director of the Corporation (the “Series B Director” and together with the Series A Director, the “Series A-B Directors”). The holders of record of the shares of Series C Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series C Director,” together with the Series A-B Directors, the “Preferred Directors”). Any director elected as provided in the preceding sentences may be removed without cause by, and only by, the affirmative vote of the holders of the shares of Series A Preferred Stock and Series B Preferred Stock, voting as a single class (in the case of a Series A-B Director) or Series C Preferred Stock (in the case of the Series C Director) given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. Except as provided in this Section B.3(b) and Section A.2(b), the holders of record of the shares of Common Stock and of the Preferred Stock, exclusively and voting together as a single class (on an as-converted basis), shall be entitled to elect all other directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. A vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Sixth Amended and Restated Certificate of Incorporation.

(c) At any time when shares of Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by this Sixth Amended and Restated Certificate of Incorporation, and in addition to any other vote required by law or this Sixth Amended and Restated Certificate of Incorporation, without the written consent or affirmative vote of the Requisite Investors, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, the Corporation shall not, either directly or by amendment, merger, consolidation or otherwise (and any such act or transaction entered into without such consent or vote shall be void ab initio, and of no force or effect):

(i) amend, alter or repeal any provision of this Sixth Amended and Restated Certificate of Incorporation or the Corporation’s Bylaws;

(ii) create or issue or authorize the creation or issuance of any additional class or series of capital stock unless the same ranks junior to the Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and redemption rights;

(iii) increase the authorized number of shares of Preferred Stock or Common Stock;

(iv) increase the size of the Board of Directors above eight (8) members if Brian Halligan is serving as the Chief Executive Officer of the Corporation or above nine (9) members if Brian Halligan is no longer serving as the Chief Executive Officer, or alter the election procedures with respect to the Board of Directors;

(v) pay or declare dividends on, make distributions with respect to, or repurchase any shares of capital stock of the Corporation, other than (x) the redemption of shares of Preferred Stock pursuant to Section 6 hereof, (y) the repurchase of shares of Common Stock pursuant to the terms of Section 2 of the Right of First Refusal and Co-Sale Agreement dated as of even date herewith, by and among the Corporation and the “Stockholders” and the “Investors” party thereto, and (z) repurchases of Common Stock upon termination of employment or service pursuant to agreements and plans in effect on the date hereof or otherwise approved by a majority of the Board of Directors of the Corporation (including the Series A-B Directors);

(vi) incur or guarantee any indebtedness, liability or other obligation for borrowed money, or enter into any operating or capital lease in a single transaction a series of related transactions in excess of $500,000;

(vii) increase the number of shares of Common Stock available for grant or issuance under the Corporation’s 2007 Equity Incentive Plan as amended as of the date hereof (the “Option Plan”) or authorize or establish any new plan or arrangement providing for the grant or issuance of shares of Common Stock, Options or Convertible Securities to directors, employees or consultants of the Corporation (or increase the number of shares of Common Stock available for grant or issuance under any such plan or arrangement); or

(viii) alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Preferred Stock.

(d) At any time when shares of Series E Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by this Sixth Amended and Restated Certificate of Incorporation, and in addition to any other vote required by law or this Sixth Amended and Restated Certificate of Incorporation, without the written consent or affirmative vote of the holders of at least a majority of the Series E Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, the Corporation shall not, either directly or by amendment, merger, consolidation, conversion or otherwise:

(i) alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series E Preferred Stock; provided that, the issuance and sale by the Corporation in connection with a bona fide capital raising transaction of a new series of capital stock with preferences, rights, privileges or powers senior to or on a parity with the Series E Preferred Stock shall not constitute an alteration or change of the preferences, rights, privileges, powers, or restrictions provided for the benefit of the Series E Preferred Stock;

(ii) pay or declare dividends or make any distributions or redemptions on any series or class of capital stock (other than dividends on shares of Common Stock payable in shares of Common Stock) unless and until the holders of Series E Preferred Stock have first received via dividend or distribution an amount per share of Series E Preferred Stock equal to the Series E Original Issue Price; or

(iii) increase the authorized number of shares of Series E Preferred Stock.

(e) At any time when any shares of Preferred Stock are outstanding, and in addition to any other vote or approval required by law or this Sixth Amended and Restated Certificate of Incorporation, without the approval of the Board of Directors of the Corporation (including the Series A-B Directors) at a meeting duly called and held, or via unanimous written consent in lieu thereof, the Corporation shall not: (i) authorize or enter into any transaction or series of related transactions (x) for the merger, consolidation or other reorganization with or into another entity, (y) for the voluntary dissolution or liquidation of the Corporation, or (z) otherwise constituting a Change of Control (as defined below), and (ii) authorize or enter into any transaction or series of related transactions that effects any acquisition of the capital stock of another entity which results in the consolidation of that entity into the results of operations of the Corporation or acquisition of all or substantially all of the assets of another entity.

For purposes hereof, the term “Change of Control” means, regardless of form thereof, (1) the dissolution or liquidation of the Corporation, (2) the sale, lease or other disposition (including exclusive license) of all or substantially all of the assets (including intellectual property rights) of the Corporation (or any subsidiaries) on a consolidated basis to a person or entity which is not an affiliate of the Corporation, (3) a merger, reorganization or consolidation in which the outstanding shares of the Corporation’s capital stock are converted into or exchanged for a different kind of securities of the successor entity and the holders of the Corporation’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, or (4) the sale, lease or other disposition of all or substantially all of the outstanding stock of the Corporation (or any subsidiaries) to a person or entity which is not an affiliate of the Corporation.

4. Optional Conversion.

The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) with respect to shares of Series A Preferred Stock, Series A Original Issue Price by the Series A Conversion Price (as defined below) in effect at the time of conversion, (ii) with respect to shares of Series B Preferred Stock, Series B Original Issue Price by the Series B Conversion Price (as defined below) in effect at the time of conversion, (iii) with respect to shares of Series C Preferred Stock, Series C Original Issue Price by the Series C Conversion Price (as defined below) in effect at the time of conversion; (iv) with respect to shares of Series D Preferred Stock, Series D Original Issue Price by the Series D Conversion Price (as defined below) in effect at the time of conversion; (v) with respect to shares of Series D-1 Preferred Stock, Series D Original Issue Price by the Series D-1 Conversion Price (as defined below) in effect at the time of conversion; and (vi) with respect to the shares of Series E Preferred Stock, Series E Original Issue Price by the Series E Conversion

Price (as defined below) in effect at the time of conversion. The “Series A Conversion Price” shall initially be equal to the Series A Original Issue Price. The “Series B Conversion Price” shall initially be equal to the Series B Original Issue Price. The “Series C Conversion Price” shall initially be equal to the Series C Original Issue Price. The “Series D Conversion Price” shall initially be equal to the Series D Original Issue Price. The “Series D-1 Conversion Price” shall initially be equal to the Series D Original Issue Price. The “Series E Conversion Price” shall initially be equal to the Series E Original Issue Price. Such initial Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series D-1 Conversion Price, and Series E Conversion Price, and the rate at which shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock, and Series E Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. The Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series D-1 Conversion Price, and Series E Conversion Price are each referred to herein as a “Conversion Price.”

In the event of a notice of redemption of any shares of Preferred Stock pursuant to Section B.6 hereof, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(c) Mechanics of Conversion.

(i) In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent of such certificates (or lost certificate affidavit and agreement) and notice (or by the Corporation if the Corporation serves as its own transfer agent) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver at such office to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

(ii) The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Sixth Amended and Restated Certificate of Incorporation. Before taking any action which would cause an adjustment reducing a Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock, or Series E Preferred Stock, as applicable, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

(iii) All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock and the rights associated with such shares of Common Stock in exchange therefor. Any shares of Preferred Stock so converted shall be retired and cancelled and shall not be reissued as shares of such series, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

(iv) The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section B.4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(d) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definitions. For purposes of this Section B.4., the following definitions shall apply:

(A) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(B) “Series E Original Issue Date” shall mean the date on which the first share of Series E Preferred Stock was issued.

(C) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(D) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section B.4(d)(iii) below, deemed to be issued) by the Corporation after the Series E Original Issue Date, other than the following (“Exempted Securities”):

(I)	shares of Common Stock issued or deemed issued as a distribution on Preferred Stock;

(II)	shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section B.4(e) or B.4(f) below;

(III)	shares of Common Stock issued or deemed issued to employees or directors of, or consultants to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation (including the Series A-B Directors);

(IV)	shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security; or

(V)	shares of Common Stock issued or deemed issued in connection with acquisitions, strategic transactions, equipment leases or asset-backed or similar financings approved by the Board of Directors of the Corporation (including the Series A-B Directors).

(ii) No Adjustment of Conversion Price. No adjustment in the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series D-1 Conversion Price, or Series E Conversion Price shall be made as the result of the issuance of Additional Shares of Common Stock if: (a) the consideration per share (determined pursuant to Section B.4(d)(v)) for such Additional Shares of Common Stock issued or deemed to be issued by the Corporation is equal to or greater than the applicable Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series D-1 Conversion Price, or Series E Conversion Price, as applicable, in effect immediately prior to the issuance or deemed issuance of such Additional Shares of Common Stock, or (b) prior to such issuance or deemed issuance, the Corporation receives written notice from the Requisite Investors agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock. No adjustment in the Series E Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of Series E Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(iii) Deemed Issue of Additional Shares of Common Stock.

(A) If the Corporation at any time or from time to time after the Series E Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive Exempted Securities pursuant to Sections B.4(d)(i)(D)(I), (II), (III), or (IV)) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(B) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to a Conversion Price pursuant to the terms of Section B.4(d)(iv) below, are revised (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series D-1 Conversion Price, or Series E Conversion Price, as applicable, computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no adjustment pursuant to this clause (B) shall have the effect of increasing a Conversion Price to an amount which exceeds the lower of (i) such Conversion Price on the original adjustment date, or (ii) the such Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(C) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive Exempted Securities pursuant to Sections B.4(d)(i)(D)(I), (II), (III), or (IV)), the issuance of which did not result in an adjustment to a Conversion Price pursuant to the terms of Section B.4(d)(iv) below (either because the consideration per share (determined pursuant to Section B.4(d)(v) hereof) of the Additional Shares of Common Stock subject thereto was equal to or greater than such Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series E Original Issue Date, as applicable), are revised after the Series E Original Issue Date, as applicable (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section B.4(d)(iii)(A) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(D) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series D-1 Conversion Price, or Series E Conversion Price, pursuant to the terms of Section B.4(d)(iv) below, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series D-1 Conversion Price, or Series E Conversion Price, as applicable, shall be readjusted to such Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series D-1 Conversion Price, or Series E Conversion Price, as applicable, as would have obtained had such Option or Convertible Security never been issued.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series E Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section B.4(d)(iii)), without consideration or for a consideration per share less than a Conversion Price in effect immediately prior to such issue, then such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) ÷ (A + C)

For purposes of the foregoing formula, the following definitions shall apply:

(A) CP2 shall mean the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series D-1 Conversion Price, or Series E Conversion Price, as applicable, in effect immediately after such issue of Additional Shares of Common Stock;

(B) CP1 shall mean the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series D-1 Conversion Price, or Series E Conversion Price, as applicable, in effect immediately prior to such issue of Additional Shares of Common Stock;

(C) “A” shall mean the number of shares of Common Stock outstanding and deemed outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock, and Series E Preferred Stock) outstanding immediately prior to such issue);

(D) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(E) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

(v) Determination of Consideration. For purposes of this Section 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property: Such consideration shall:

(I)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(II)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation (including the Series A-B Directors); and

(III)	in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors of the Corporation.

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section B.4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing

(I)	the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(II)	the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(vi) Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to a Conversion Price pursuant to the terms of Section B.4(d)(iv) above, then, upon the final such issuance, such Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any adjustments as a result of any subsequent issuances within such period).

(e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series E Original Issue Date effect a subdivision of the outstanding Common Stock without a comparable subdivision of the Preferred Stock or combine the outstanding shares of Preferred Stock without a comparable combination of the Common Stock, the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series D-1 Conversion Price, and the Series E Conversion Price, in effect immediately before that subdivision or combination shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series E Original Issue Date combine the outstanding shares of Common Stock without a comparable combination of the Preferred Stock or effect a subdivision of the outstanding shares of Preferred Stock without a comparable subdivision of the Common Stock, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, the Series D-1 Conversion Price, and the Series E Conversion Price, in effect immediately before the combination or subdivision shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section B.4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Certain Distributions. In the event the Corporation at any time or from time to time after the Series E Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, the Series D-1 Conversion Price, and the Series E Conversion Price,

in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such distribution;

provided, however, that if such record date shall have been fixed and such distribution is not fully made on the date fixed therefor, each of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, the Series D-1 Conversion Price, and the Series E Conversion Price, shall be recomputed accordingly as of the close of business on such record date and thereafter each of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, the Series D-1 Conversion Price, and the Series E Conversion Price, shall be adjusted pursuant to this Section B.4(f) as of the time of actual payment of such distributions; and provided further, however, that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive (i) a distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event or (ii) a distribution of shares of Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such distribution.

(g) Adjustments for Distributions. In the event the Corporation at any time or from time to time after the Series E Original Issue Date shall make or issue, or fix a record date for the determination of holders of capital stock of the Corporation entitled to receive, a distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property, then and in each such event provision shall be made so that the holders of the Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the kind and amount of securities of the Corporation, cash or other property which they would have been entitled to receive had the Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Preferred Stock; provided, however, that no such provision shall be made if the holders of Preferred Stock receive, simultaneously with the distribution to the holders of Common Stock, a distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

(h) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section B.2(c), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections (e), (f) or (g) of this Section B.4), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation (including the Series A-B Directors) shall be made in the application of the provisions in this Section B.4 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section B.4 (including provisions with respect to changes in and other adjustments of any Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock. For the avoidance of doubt, nothing in this Section B.4(h) shall be construed as preventing the holders of Preferred Stock from seeking any appraisal rights to which they are otherwise entitled under the DGCL in connection with a merger triggering an adjustment hereunder, nor shall this Section B.4(h) be deemed conclusive evidence of the fair value of the shares of Preferred Stock in any such appraisal.

(i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of a Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the applicable series of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock, or Series E Preferred Stock, as applicable, is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of such series of Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series D-1 Conversion Price, or Series E Conversion Price, as applicable, then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock, or Series E Preferred Stock, as applicable.

(j) Notice of Record Date. In the event:

(i) the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

(ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such distribution or right, and the amount and character of such distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice. Any notice required by the provisions hereof to be given to a holder of shares of Preferred Stock shall be deemed sent to such holder if deposited in the United States mail, postage prepaid, and addressed to such holder at his, her or its address appearing on the books of the Corporation.

5. Mandatory Conversion.

(a) Upon the earlier of (A) the closing of the sale of shares of Common Stock to the public at a price at least equal to the Series E Original Issue Price per share, in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50,000,000 of proceeds, net of the underwriting discount and commissions, to the Corporation and with respect to which such Common Stock is listed for trading on either the New York Stock Exchange or the NASDAQ Global Market (a “Qualified Public Offering”) or (B) a date specified by vote or written consent of the Requisite Investors, such vote or consent must also include the holders of at least a majority of the Series E Preferred Stock (the “Mandatory Conversion Date”), (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate and (ii) such shares may not be reissued by the Corporation as shares of such series.

(b) All holders of record of shares of Preferred Stock shall be given written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section B.5. Such notice need not be given in advance of the occurrence of the Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication in compliance with the provisions of the General Corporation Law, to each record holder of Preferred Stock. Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section B.5. On the Mandatory Conversion Date, all outstanding shares of Preferred Stock shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Preferred Stock has been converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Section B.4(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(c) All certificates evidencing shares of Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted Preferred Stock may not be reissued as shares of such class or series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly. Notwithstanding anything herein to the contrary, if the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

6. Redemption.

(a) Redemption. All shares of Preferred Stock shall be redeemed by the Corporation out of funds lawfully available therefor at the Redemption Price (as defined below), in one installment with respect to the Series E Preferred Stock thirty (30) days after receipt by the Corporation at any time on or after March 3, 2020 and in three (3) consecutive, annual installments commencing thirty (30) days after receipt by the Corporation at any time on or after March 3, 2020, from the Requisite Investors, of written notice requesting redemption of all shares of Preferred Stock (the date of each such installment being referred to as a “Redemption Date”). Upon receipt of a redemption request, the Corporation shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by Delaware law governing distributions to stockholders. On the initial Redemption Date, the Corporation shall first redeem the Series E Preferred Stock in full. After redeeming the Series E Preferred Stock in full with any remaining legally available funds, on each Redemption Date, the Corporation shallredeem on a pro rata, pari passu basis the Preferred Stock (other than Series E Preferred Stock), in accordance with the number of shares of Preferred Stock (other than Series E Preferred Stock) owned by each holder, that number of outstanding shares of Preferred Stock (other than Series E Preferred Stock) determined by dividing (i) the total number of shares of remaining Preferred Stock (other than Series E Preferred Stock) outstanding immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). If the Corporation does not have sufficient funds legally available to redeem on any Redemption Date all shares of Preferred Stock and of any other class or series of stock to be redeemed on such Redemption Date, the Corporation shall first redeem the Series E Preferred Stock or a pro rata portion of each holder of Series E Preferred Stock’s shares of such stock out of funds legally available therefor and then redeem a pro rata portion of each holder’s redeemable shares of other Preferred Stock out of funds legally available therefor, based in each case on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.

(b) Redemption Price and Payment. The Preferred Stock to be redeemed on the Redemption Dates shall be redeemed by the Corporation out of funds lawfully available therefor in an amount equal to the Series A Original Issue Price per share, the Series B Original Issue Price per share, the Series C Original Issue Price per share, the Series D Original Issue Price per share, the Series D-1 Original Issue Price per share, or the Series E Original Issue Price per share, as applicable, plus all declared but unpaid dividends on each such share (each, a “Redemption Price”). Any delinquent amounts with respect to an aggregate Redemption Price that is not paid when due shall bear interest at a rate of one percent (1%) per month.

(c) Redemption Notice. Written notice of the mandatory redemption (the “Redemption Notice”) shall be mailed, postage prepaid, to each holder of record of Preferred Stock, at its post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, not less than fifteen (15) days prior to each Redemption Date. Each Redemption Notice shall state:

(I)	the number of shares of Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(II)	the Redemption Date and the Redemption Price;

(III)	the date upon which the holder’s right to convert such shares to be redeemed terminates (as determined in accordance with Section 4(a)); and

(IV)	that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

(d) Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section B.4 hereof, shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder.

(e) Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

(f) Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock which are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately canceled and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption or acquisition by the Corporation.

7. Waiver. Any rights, powers, preferences, and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the Requisite Investors, provided, however, that to the extent such waiver applies to any special right, power, preference, or other unique term of the Series E Preferred Stock, such waiver shall also require the affirmative consent of the holders of at least a majority of the shares of Series E Preferred Stock. Any of the rights of the holders of Series A Preferred Stock set forth herein may be waived by the affirmative consent or vote of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding. Any of the rights of the holders of Series B Preferred Stock set forth herein may be waived by the affirmative consent or vote of the holders of at least Seventy-Three percent (73%) of the shares of Series B Preferred Stock then outstanding. Any of the rights of the holders of Series C Preferred Stock set forth herein may be waived by the affirmative consent or vote of the holders of a majority of the shares of Series C Preferred Stock then outstanding. Any of the rights of the holders of Series D Preferred Stock set forth herein may be waived by the affirmative consent or vote of the holders of a majority of the shares of Series D Preferred Stock then outstanding. Any of the rights of the holders of Series D-1 Preferred Stock set forth herein may be waived by the affirmative consent or vote of the holders of a majority of the shares of Series D-1 Preferred Stock then outstanding. Any of the rights of the holders of Series E Preferred Stock set forth herein may be waived by the affirmative consent or vote of the holders of a majority of the shares of Series E Preferred Stock then outstanding.

FIFTH: Subject to any additional vote required by this Sixth Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: Subject to any additional vote required by this Sixth Amended and Restated Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the

Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or other agent occurring prior to, such amendment, repeal or modification.

ELEVENTH: Subject to any additional vote required by this Sixth Amended and Restated Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Sixth Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

TWELFTH: The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, or in being informed about, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any affiliate, partner, member, director, stockholder, employee, agent or other related person of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

THIRTEENTH: In connection with repurchases by the Corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, Sections 502 and 503 of the California Corporations Code shall not apply in all or in part with respect to such repurchases.

*    *    *

3. The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

4. That said Sixth Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Corporation’s Fifth Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Sixth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation as of this 25th day of October    , 2012.

By:	/s/ Brian Halligan
Name:	Brian Halligan
Title:	Chief Executive Officer and President

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